EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STURM, RUGER & COMPANY, INC. REPORTS THIRD QUARTER

DILUTED EARNINGS OF 27¢ PER SHARE,

CASH AND SHORT-TERM INVESTMENTS OF $137 MILLION WITH NO DEBT,

AND DIVIDEND OF 11¢ PER SHARE

SOUTHPORT, CONNECTICUT, November 7, 2019--Sturm, Ruger & Company, Inc. (NYSE-RGR) announced today that for the third quarter of 2019 the Company reported net sales of $95.0 million and diluted earnings of 27¢ per share, compared with net sales of $114.9 million and diluted earnings of 52¢ per share in the third quarter of 2018.

For the nine months ended September 28, 2019, net sales were $305.4 million and diluted earnings were $1.37 per share. For the corresponding period in 2018, net sales were $374.5 million and diluted earnings were $2.19 per share.

The Company also announced today that its Board of Directors declared a dividend of 11¢ per share for the third quarter for stockholders of record as of November 15, 2019, payable on November 27, 2019. This dividend varies every quarter because the Company pays a percentage of earnings rather than a fixed amount per share. This dividend is approximately 40% of net income.

Chief Executive Officer Christopher J. Killoy commented on the third quarter results, “Demand has remained soft throughout this year. However, we once again elected to forgo opportunities to generate better short term results with overly aggressive discounting and promotions and the extension of payment terms, which would hinder our long term performance, value, and brand. Instead, we took the fiscally prudent measure of reducing production for the third consecutive quarter to moderate inventory levels in our warehouses and in the distribution channel.”

Mr. Killoy, concluded, “We are in this for the long haul. Our strategy is predicated on remaining financially strong, fiscally disciplined, and focused on delivering long-term value to our shareholders. This strategy has resulted in the return of over $230 million to our shareholders in the past five years alone, during which time we achieved an average annual return on net operating assets of 46%. Our engineering teams are actively engaged every day working on exciting new products and I remain optimistic about our future.”

Mr. Killoy made the following additional observations related to the Company’s 2019 third quarter and year to date performance:

•	The estimated unit sell-through of the Company’s products from the independent distributors to retailers decreased 24% in the first nine months of 2019 compared to the prior year period. For the same period, the National Instant Criminal Background Check System (“NICS”) background checks (as adjusted by the National Shooting Sports Foundation (“NSSF”)) decreased 1%. The greater reduction in the sell-through of the Company’s products relative to adjusted NICS background checks may be attributable to the following:

o	More aggressive promotions, discounts, rebates and the extension of payment terms offered by our competitors,
o	Relatively fewer new product shipments compared to 2018, which benefitted from the launch of four major products in December of 2017,
o	The loss of a formerly significant distributor that ultimately filed for bankruptcy protection in June 2019 and the market disruption caused by the liquidation of its inventory of Ruger products,
o	Increased sales of used firearms at retail, which are captured by adjusted NICS checks, and
o	Decreased retailer inventories as the anticipation of further discounting continues to encourage cautious buying behavior by retailers.

•	Sales of new products, including the Wrangler, which was introduced in April 2019, the Pistol Caliber Carbine, the EC9s pistol, the Security-9 pistol, and the Precision Rimfire Rifle, represented $70.6 million or 23% of firearm sales in the first nine months of 2019. New product sales include only major new products that were introduced in the past two years. During the first nine months of 2019, a total of 120 product line extensions and distributor exclusives were launched.

•	During the third quarter of 2019, total Company and distributor inventories decreased by 8,600 units.

•	Cash provided by operations during the first nine months of 2019 was $9 million. At September 28, 2019, our cash and short-term investments totaled $137 million. Our current ratio is 4.7 to 1 and we have no debt.

•	In the first nine months of 2019, capital expenditures totaled $9 million. We expect our 2019 capital expenditures to total approximately $15 million, most of which relate to new product introductions.

•	In the first nine months of 2019, the Company returned $14 million to its stockholders through:

o	the payment of $12 million of dividends, and
o	the repurchase of 44,500 shares of its common stock in the open market at an average price of $44.83 per share, for a total of $2 million.

•	At September 28, 2019, stockholders’ equity was $277.6 million, which equates to a book value of $15.91 per share, of which $7.87 per share is cash and short-term investments.

Today, the Company filed its Quarterly Report on Form 10-Q. The financial statements included in this Quarterly Report on Form 10-Q are attached to this press release.

Tomorrow, November 8, 2019, Sturm, Ruger will host a webcast at 9:00 a.m. ET to discuss the third quarter operating results. Interested parties can access the webcast at Ruger.com/corporate or by dialing 855-871-7398, participant code 2554387.

The Quarterly Report on Form 10-Q is available on the SEC website at SEC.gov and the Ruger website at Ruger.com/corporate. Investors are urged to read the complete Quarterly Report on Form 10-Q to ensure that they have adequate information to make informed investment judgments.

About Sturm, Ruger & Co., Inc.

Sturm, Ruger & Co., Inc. is one of the nation's leading manufacturers of rugged, reliable firearms for the commercial sporting market. As a full-line manufacturer of American-made firearms, Ruger offers consumers over 700 variations of more than 40 product lines. For 70 years, Ruger has been a model of corporate and community responsibility. Our motto, “Arms Makers for Responsible Citizens®,” echoes our commitment to these principles as we work hard to deliver quality and innovative firearms.

The Company may, from time to time, make forward-looking statements and projections concerning future expectations. Such statements are based on current expectations and are subject to certain qualifying risks and uncertainties, such as market demand, sales levels of firearms, anticipated castings sales and earnings, the need for external financing for operations or capital expenditures, the results of pending litigation against the Company, the impact of future firearms control and environmental legislation, and accounting estimates, any one or more of which could cause actual results to differ materially from those projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date such forward-looking statements are made or to reflect the occurrence of subsequent unanticipated events.

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Dollars in thousands)

	September 28, 2019	December 31, 2018

Assets

Current Assets
Cash	$22,813	$38,492
Short-term investments	114,507	114,326
Trade receivables, net	55,988	45,031

Gross inventories	84,660	80,288
Less LIFO reserve	(48,113)	(46,341)
Less excess and obsolescence reserve	(3,566)	(2,527)
Net inventories	32,981	31,420

Prepaid expenses and other current assets	3,636	2,920
Total Current Assets	229,925	232,189

Property, plant and equipment	362,778	358,756
Less allowances for depreciation	(293,213)	(276,045)
Net property, plant and equipment	69,565	82,711

Deferred income taxes	2,939	2,969
Other assets	26,078	17,663
Total Assets	$328,507	$335,532

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED) (Continued)

(Dollars in thousands, except per share data)

	September 28, 2019	December 31, 2018

Liabilities and Stockholders’ Equity

Current Liabilities
Trade accounts payable and accrued expenses	$25,073	$33,021
Contract liabilities with customers	3,640	7,477
Product liability	973	1,073
Employee compensation and benefits	13,561	20,729
Workers’ compensation	5,465	5,551
Income taxes payable	—	3,340
Total Current Liabilities	48,712	71,191

Product liability	77	99
Lease liability	2,086	—

Contingent liabilities	—	—

Stockholders’ Equity
Common Stock, non-voting, par value $1:
Authorized shares 50,000; none issued	—	—
Common Stock, par value $1:
Authorized shares – 40,000,000 2019 – 24,157,806 issued, 17,447,908 outstanding 2018 – 24,123,418 issued, 17,458,020 outstanding	24,158	24,123
Additional paid-in capital	37,108	33,291
Retained earnings	361,957	350,423
Less: Treasury stock – at cost 2019 – 6,709,898 shares 2018 – 6,665,398 shares	(145,591)	(143,595)
Total Stockholders’ Equity	277,632	264,242
Total Liabilities and Stockholders’ Equity	$328,507	$335,532

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Net firearms sales	$94,062	$113,798	$301,965	$370,697
Net castings sales	937	1,147	3,402	3,817
Total net sales	94,999	114,945	305,367	374,514

Cost of products sold	75,132	86,853	230,600	274,003

Gross profit	19,867	28,092	74,767	100,511

Operating expenses:
Selling	7,465	8,922	22,861	27,045
General and administrative	6,827	7,213	22,412	23,545
Total operating expenses	14,292	16,135	45,273	50,590

Operating income	5,575	11,957	29,494	49,921

Other income:
Interest income	611	—	1,973	—
Interest expense	(90)	(92)	(141)	(141)
Other income, net	277	328	858	1,363
Total other income, net	798	236	2,690	1,222

Income before income taxes	6,373	12,193	32,184	51,143

Income taxes	1,556	2,987	8,101	12,484

Net income and comprehensive income	$4,817	$9,206	$24,083	$38,659

Basic earnings per share	$0.28	$0.53	$1.38	$2.22

Diluted earnings per share	$0.27	$0.52	$1.37	$2.19

Cash dividends per share	$0.14	$0.34	$0.71	$0.89

STURM, RUGER & COMPANY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Nine Months Ended
	September 28, 2019	September 29, 2018

Operating Activities
Net income	$24,083	$38,659
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	22,458	24,517
Slow moving inventory valuation adjustment	1,039	(147)
Stock-based compensation	4,752	4,239
(Gain) loss on sale of assets	54	(9)
Deferred income taxes	30	(2,333)
Changes in operating assets and liabilities:
Trade receivables	(10,957)	13,272
Inventories	(2,600)	13,669
Trade accounts payable and accrued expenses	(8,472)	(2,238)
Contract liability to customers	(3,837)	3,704
Employee compensation and benefits	(7,318)	5,079
Product liability	(122)	44
Prepaid expenses, other assets and other liabilities	(6,837)	(2,878)
Income taxes payable	(3,340)	—
Cash provided by operating activities	8,933	95,578

Investing Activities
Property, plant and equipment additions	(9,150)	(4,884)
Proceeds from sale of assets	14	9
Purchases of short-term investments	(203,342)	—
Proceeds from maturities of short-term investments	203,161	—
Cash used for investing activities	(9,317)	(4,875)

Financing Activities
Remittance of taxes withheld from employees related to share-based compensation	(900)	(816)
Repurchase of common stock	(1,996)	—
Dividends paid	(12,399)	(15,535)
Cash used for financing activities	(15,295)	(16,351)

(Decrease) increase in cash and cash equivalents	(15,679)	74,352

Cash and cash equivalents at beginning of period	38,492	63,487

Cash and cash equivalents at end of period	$22,813	$137,839

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its financial results, the Company refers to various United States generally accepted accounting principles (“GAAP”) financial measures and two non-GAAP financial measures, EBITDA and RONA, which management believes provide useful information to investors. These non-GAAP financial measures may not be comparable to similarly titled financial measures being disclosed by other companies. In addition, the Company believes that the non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. The Company uses both GAAP and non-GAAP financial measures to evaluate the Company’s financial performance.

EBITDA

The Company believes that EBITDA is useful to understanding its operating results and the ongoing performance of its underlying business, as EBITDA provides information on the Company’s ability to meet its capital expenditure and working capital requirements, and is also an indicator of profitability. The Company believes that this reporting provides better transparency and comparability to its operating results.

EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. The Company calculates its EBITDA by adding the amount of interest expense, income tax expense, and depreciation and amortization expenses that have been deducted from net income back into net income, and subtracting the amount of interest income that was included in net income from net income.

Non-GAAP Reconciliation – EBITDA

(Unaudited, dollars in thousands)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018

Net income	$4,817	$9,206	$24,083	$38,659

Income tax expense	1,556	2,987	8,101	12,484
Depreciation and amortization expense	7,486	8,173	22,458	24,517
Interest income	(611)	—	(1,973)	—
Interest expense	90	92	141	141
EBITDA	$13,338	$20,458	$52,810	$75,801

RONA

The Company also uses Return on Net Assets (“RONA”) for measuring profitability. RONA takes into account the financial performance of the Company in relation to its net assets. The Company believes that RONA is useful to investors in determining the Company’s effectiveness in utilizing its assets to generate profitability.

The Company calculates RONA by dividing the average annual income before income taxes by average year-end net assets, which is defined as total assets, less total liabilities and total cash and short-term investments, plus the LIFO reserve. The RONA calculation for the five years ended December 31, 2018 follows:

(Unaudited, dollars in thousands)	Five Years Ended December 31, 2018
Average net assets	$202,205
Average annual income before income taxes	$93,711
RONA	46%